Exhibit 99.1

H.L. ‘Hank’ Rush, Jr. Joins AmREIT Board of Trust Managers

          HOUSTON, July 17 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston based real estate investment trust, announced today that H.L. “Hank” Rush, Jr. was appointed as a member of the company’s Board of Trust Managers.     (Logo: http://www.newscom.com/cgi-bin/prnh/20060406/NYTH041LOGO )

          Mr. Rush currently serves as president and chief executive officer of REIData, Inc., a Stewart Information Services Corp. subsidiary, and serves on the board of REIData, Inc. and Bradmark Technologies, Inc.  He has over 20 years of senior executive and start-up management experience in IT development and outsourcing, residential and commercial construction and energy.  For 10 years prior to joining REIData, Mr. Rush served as chairman and co-founder of EC Power, Inc., an internet transaction services company. In addition, he founded and served for eight years as president and chief executive officer of a high-end residential construction company in Houston and served as a senior executive with BMC Software, Inc., where he managed the initial phase of BMC’s new headquarters land acquisition and construction.  Texas Eastern Corp., now a part of Duke Energy, was his professional home for almost 20 years prior to his move to BMC.

          “We are very pleased to add a director of the caliber of Hank Rush,” said Kerr Taylor, AmREIT’s chairman and chief executive officer.  “His character, broad business experience and sound judgment will be a valuable asset to the company”.

          About AmREIT

          AmREIT (Amex: AMY) is a growing real estate company that has delivered results to our investors for 21 years. Our mission is to establish a real estate business that can realize growth in income in any market cycle - a company with strong earnings power from multiple sources. This mission has led us into three distinct businesses. First, as a real estate development and operating company, we construct, develop, acquire, dispose of, broker, lease and manage properties for our shareholders as well as for our asset advisory group and third parties. Second, we have an asset advisory group which raises private capital for and generates fees from our merchant development partnership funds. And third, we own a portfolio of “Irreplaceable Corners(TM)” - premier retail properties in high-traffic, highly populated areas - which are held for long-term value and provide a steady stream of rental income.  As of March 31, 2006, AmREIT has over 1.0 million square feet of retail centers in various stages of development or in the pipeline for both our advisory group and for third parties.  As of March 31, 2006, our total assets have a book value of $327 million and our asset advisory group manages an additional $140 million in total assets.     For more information, contact Debbie Lucas, AmREIT, at (713) 850-1400, or Chad Braun, AmREIT, at (713) 850-1400.  Additional information about AmREIT is available online at http://www.amreit.com.

          SOURCE  AmREIT
          -0-                                        07/17/2006
          /CONTACT: Debbie Lucas, dlucas@amreit.com, or Chad Braun, both of AmREIT, +1-713-850-1400/
          /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20060406/NYTH041LOGO
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          /Web site: http://www.amreit.com /
          (AMY)